                                                                EXHIBIT 2.5



                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                               BEP HOLDINGS, INC.

                                       AND

                                DENAMERICA CORP.

                                  MAY 31, 1996

                                TABLE OF CONTENTS

Section 1.    Definitions.................................................................  1

Section 2.    Purchase and Sale of Company Shares.........................................  5
         (a)  Basic Transaction...........................................................  5
         (b)  Purchase Price..............................................................  5
         (c)  Post-Closing Purchase Price Adjustment......................................  5
         (e)  Deliveries at the Closing...................................................  5
         (f)  Treatment of Intercompany Debt..............................................  6

Section 3.    Representations and Warranties Concerning the Transaction...................  6
         (a)  Representations and Warranties of Seller....................................  6
         (b)  Representations and Warranties of Buyer.....................................  7

Section 4.    Representations and Warranties Concerning the Company and its Subsidiaries..  8
         (a)  Organization, Qualification, and Corporate Power............................  8
         (b)  Capitalization..............................................................  9
         (c)  Noncontravention............................................................  9
         (d)  Brokers' Fees...............................................................  9
         (e)  Title to Personal Properties................................................  9
         (f)  Subsidiaries. .............................................................. 10
         (g)  Financial Statements........................................................ 10
         (h)  Events Subsequent to February 5, 1996....................................... 11
         (i)  Compliance with Law and Other Related Regulations........................... 12
         (j)  Tax Matters................................................................. 13
         (k)  Real Property; Certain Other Matters........................................ 13
         (l)  Intellectual Property....................................................... 15
         (m)  Contracts................................................................... 15
         (n)  Litigation.................................................................. 16
         (o)  Employee Benefits........................................................... 16
         (p)  Bonds....................................................................... 17
         (q)  Environmental Matters....................................................... 17
         (r)  Certain Business Relationships With the Company and its Subsidiaries........ 18
         (s)  Certain Employee Matters.................................................... 18
         (t)  Accounts Receivable......................................................... 18
         (u)  Insurance................................................................... 18
         (v)  Minute Books................................................................ 19
         (w)  Accuracy of Statements...................................................... 19
         (x)  Franchises.................................................................. 19
         (y)  Labor Matters............................................................... 19

                                      (i)

 Section 5.   Pre-Closing Covenants........................................ 20
         (a)  Financing.................................................... 20
         (b)  General...................................................... 20
         (c)  Notice of Developments....................................... 21
         (d)  Exclusivity.................................................. 21
         (e)  Letters of Credit and Comfort Letters........................ 21
         (f)  Covenants of Seller.......................................... 22
         (g)  Section 338(h)(10) Election.................................. 25
         (h)  Permitted Actions of Seller.................................. 25
         (i)  Audited Financial Statements................................. 25

Section 6.    Post-Closing Covenants....................................... 25
         (a)  General...................................................... 25
         (b)  Litigation Support........................................... 25
         (c)  Transition................................................... 26
         (d)  Name Changes................................................. 26
         (e)  Prepayment of Buyer Note..................................... 26
         (f)  Returns for Periods Through the Closing Date................. 26
         (g)  Mutual Cooperation........................................... 26
         (h)  Employees and Employee Benefit Plans......................... 26
         (i)  Uniform Franchise Offering Circular.......................... 28

Section 7.    Conditions to Obligation to Close............................ 28
         (a)  Conditions to Obligation of Buyer............................ 28
         (b)  Conditions to Obligation of Seller........................... 29

Section 8.    Remedies for Breaches of This Agreement...................... 31
         (a)  Survival of Representations and Warranties................... 31
         (b)  Indemnification Provisions for Benefit of Buyer.............. 31
         (c)  Indemnification Provisions for Benefit of Seller............. 32
         (d)  Matters Involving Third Parties.............................. 33
         (e)  Treatment.................................................... 34

Section 9.    Termination.................................................. 34
         (a)  Termination of Agreement..................................... 34
         (b)  Effect of Termination........................................ 35

Section 10.   Miscellaneous................................................ 35
         (a)  Certain Understandings of Buyer.............................. 35
         (b)  Press Releases and Public Announcements...................... 35
         (c)  No Third Party Beneficiaries................................. 35
         (d)  Entire Agreement............................................. 35
         (e)  Succession and Assignment.................................... 36
         (f)  Counterparts................................................. 36
         (g)  Headings..................................................... 36

                                      (ii)

         (h)     Notices..................................................  36
         (i)     Governing Law............................................  37
         (j)     Amendments and Waivers...................................  37
         (k)     Severability.............................................  37
         (l)     Expenses.................................................  37
         (m)     Construction.............................................  37
         (n)     Incorporation of Exhibits and Schedules..................  38
         (o)     Confidentiality..........................................  38

EXHIBITS

Exhibit A -   Form of Buyer Note
Exhibit B -   List of 39 Owned Properties
Exhibit C-1-  List of Letters of Credit
Exhibit C-2-  List of Comfort Letters
Exhibit D -   Certain Management Corp. Employees
Exhibit E -   List of 63 Leased Properties
Exhibit F -   Form of Transition Services Agreement
Exhibit G -   Form of Opinion of Counsel to Seller
Exhibit H -   Form of Opinion of Counsel to Buyer
Exhibit I -   Form of Registration Rights Agreement
Exhibit J -   Purchase Price Adjustment
Exhibit K -   Permitted Actions between Signing and Closing
Exhibit L -   Form of Warrant
Exhibit M -   Letter Agreement regarding Series B Notes

Disclosure Schedule - Exceptions to Representations and Warranties



                                      (iii)

                            STOCK PURCHASE AGREEMENT

           AGREEMENT entered into as of May 31, 1996, by and between DenAmerica Corp., a Georgia corporation ("Buyer"), and BEP Holdings, Inc., a Delaware corporation ("Seller"). Buyer and Seller are referred to herein as the "Parties." Other capitalized terms used herein are defined in Section 1.

           WHEREAS, Seller owns all of the outstanding capital stock of Black-eyed Pea U.S.A., Inc., a Texas corporation (the "Company");

           WHEREAS, the Company and its Subsidiaries are engaged in the business of operating the Black-eyed Pea restaurant chain;

           WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding capital stock of the Company;

           WHEREAS, the purchase price for the capital stock of the Company will consist of cash and a promissory note payable by Buyer; and

           WHEREAS, Unigate Holdings, NV, the indirect parent of Seller, has executed and delivered to Buyer a Guarantee Agreement, pursuant to which Unigate Holdings, NV has guaranteed the obligations of Seller under this Agreement on the terms set forth therein.

           NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

           Section 1. Definitions.

           "Adverse Consequences" means (i) all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses and
(ii) the amount of the loss, damage or expense (or decrease in the value of the business of the Company and its Subsidiaries taken as a whole) that is actually suffered or incurred by reason of a breach of a representation or warranty or a covenant or agreement that would not have been suffered or incurred if the representation or warranty or covenant or agreement not been breached.

           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person within the meaning of the Securities Exchange Act.

           "Applicable Rate" means the corporate base rate of interest announced from time to time by Chemical Bank (or its successors).

           "BEP Development Agreement" means a development agreement or license agreement relating to the opening of additional BEP Restaurants.

           "BEP Franchise Agreement" means a franchise agreement relating to the operation of a BEP Restaurant.

           "BEP Leases" means the leases relating to the BEP Restaurant Properties.

           "BEP Mortgages" means the mortgages (if any) relating to the BEP Restaurant Properties.

           "BEP Real Estate Documents" means the deeds, leases and other documents pursuant to which the Company and its Subsidiaries own, lease or otherwise occupy the properties associated with the BEP Restaurants.

           "BEP Restaurant Properties" means the real properties associated with the BEP Restaurants.

           "BEP Restaurants" means the Black-eyed Pea restaurants operated by the Company and its Subsidiaries (excluding restaurants operated by franchisees).

           "Black-eyed Pea Restaurants, Inc." means Black-eyed Pea Restaurants, Inc., a Delaware corporation and the indirect parent of Seller.

           "Buyer" has the meaning set forth in the preface above.

           "Buyer Note" has the meaning set forth in Section 2(b) below.

           "Buyer SEC Reports" has the meaning set forth in Section 3(b) below.

           "Closing" has the meaning set forth in Section 2(d) below.

           "Closing Date" has the meaning set forth in Section 2(d) below.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company" has the meaning set forth in the preface above.

           "Company Shares" means the shares of common stock, par value $.01 per share, of the Company.

           "Confidentiality Agreement" has the meaning set forth in Section 10(d) below.

           "Credit Agreement" has the meaning set forth in the Buyer Note.

           "Debt Agreements" has the meaning set forth in Section 3(b)(x) below.

           "Disclosure Schedule" has the meaning set forth in Section 4 below.

           "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan.

           "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

           "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

           "Environmental Laws" has the meaning set forth in Section 4(q) below.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "FFCA" means Franchise Finance Corporation of America (or the Affiliate of FFCA which provides financing to Buyer in connection with the transactions contemplated by this Agreement).

           "Financial Statements" has the meaning set forth in Section 4(g) below.

           "GAAP" means United States generally accepted accounting principles as in effect from time to time.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

           "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

           "Indemnified Party" has the meaning set forth in Section 8(d) below.

           "Indemnifying Party" has the meaning set forth in Section 8(d) below.

           "Intellectual Property" has the meaning set forth in Section 4(l) below.

           "Knowledge" means actual knowledge without independent investigation.

           "Latest Balance Sheet" has the meaning set forth in Section 4(g) below.

           "Management Corp." means Black-eyed Pea Management Corp., a South Dakota corporation and wholly-owned subsidiary of Seller.

           "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

           "Party" has the meaning set forth in the preface above.

           "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

           "Registration Rights Agreement" means the Registration Rights Agreement in the form attached as Exhibit I hereto.

           "Securities Act" means the Securities Act of 1933, as amended.

           "SEC" means the Securities and Exchange Commission.

           "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens on personal properties and liens securing rental payments under capital lease arrangements for real or personal properties, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

           "Seller" has the meaning set forth in the preface above.

           "Store Change Funds" means cash held at stores for purposes of making change.

           "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) directly or indirectly owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or any partnership as to which such Person has a similar ownership or voting interest).

           "Third Party Claim" has the meaning set forth in Section 8(d) below.

           "Unigate PLC" means Unigate PLC, a company organized under the laws of England and Wales and the indirect holder of all of the outstanding capital stock of Seller.

           "Warrant" means the warrant to purchase shares of Buyer's common stock in the form attached as Exhibit L hereto, which warrant will be issued to Seller on the Closing Date and become exercisable in the future under the circumstances set forth therein.

           Section 2. Purchase and Sale of Company Shares.

           (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the outstanding Company Shares for the consideration specified in Section 2(b).

           (b) Purchase Price. At the Closing, Buyer shall pay to Seller the following as the purchase price for the Company Shares: (i) $50.0 million by wire transfer of immediately available funds and (ii) a negotiable promissory note in the principal amount of $15.0 million payable by Buyer to Seller in the form of Exhibit A hereto (the "Buyer Note"). The purchase price paid at the Closing shall be subject to adjustment as provided in Section 2(c) below.

           (c) Post-Closing Purchase Price Adjustment. Within the time periods set forth in Exhibit J hereto, the purchase price paid by Buyer to Seller at the Closing shall be adjusted in accordance with Exhibit J. Any purchase price adjustment owed by reason of the provisions of Exhibit J shall be paid by wire transfer of immediately available funds and shall be accompanied by interest on such payment from the Closing Date at the Applicable Rate.

           (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., One East Camelback Road, Phoenix, Arizona, commencing at 9:00 a.m. local time on June 24, 1996 (or, if later, the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself)) (the "Closing Date").

           (e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various instruments and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various instruments and documents referred to in Section 7(b) below (including the Buyer Note, the Warrant and the Registration Rights Agreement), (iii) Seller will deliver to Buyer stock certificates representing all of the outstanding Company Shares, endorsed in blank or accompanied by duly executed assignment documents and (iv) Buyer will deliver to Seller the consideration specified in Section 2(b) above for the outstanding Company Shares (as such consideration may be modified pursuant to Section 2(c)(i) above).

           (f) Treatment of Intercompany Debt. Immediately prior to the Closing, all outstanding intercompany balances and promissory notes between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be combined and netted. Any net amount owing by the Company and its Subsidiaries shall be contributed to the capital of the Company. Any net amount owing to the Company and its Subsidiaries shall be forgiven. If requested by Buyer, Seller shall deliver written evidence of the consummation of such transactions at the Closing.

           Section 3. Representations and Warranties Concerning the Transaction.

           (a) Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement.

               (i) Organization. Seller is a corporation, duly organized and validly existing under the laws of State of Delaware.

               (ii) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act.

               (iii) Brokers' Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

               (iv) Company Shares. Seller holds of record and owns beneficially all of the issued and outstanding Company Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, liens, claims, charges and encumbrances. Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock of the Company. Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

               (v) Investment. Seller is not acquiring the Buyer Note or the Warrant with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

           (b) Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement.

               (i) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

               (ii) Authorization of Transaction. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act.

               (iii) Buyer Note, etc. Buyer has the corporate power and authority to execute, issue and deliver the Buyer Note, the Warrant and the Registration Rights Agreement and to perform its obligations thereunder. Each of the Buyer Note, the Warrant and the Registration Rights Agreement has been duly authorized and, when executed, issued and delivered to Seller, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

               (iv) Noncontravention. The execution, delivery and performance of this Agreement, the Buyer Note, the Warrant and the Registration Rights Agreement (and the issuance of capital stock of Buyer upon exercise of the Warrant) will not (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter or bylaws of Buyer or (ii) result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent (other than notices previously given or consents previously obtained) under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The issuance of the Warrant (and the issuance of capital stock of Buyer upon exercise of the Warrant) will not breach or conflict with any preemptive, first refusal or similar rights of any holder of Buyer's securities.

               (v) SEC Reports. Buyer has filed all forms, reports and documents required to be filed by it with the SEC since November 30, 1995 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act (collectively, the "Buyer SEC Reports"). Except to the extent cured in any filing made prior to the date of this Agreement, none of the Buyer SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (vi) No Material Adverse Change. Since March 27, 1996, there has not been any material adverse change in the business or financial condition of the Buyer.

               (vii) Sufficient Funds. Buyer has cash available, and/or has obtained commitments from financial institutions, in amounts sufficient to pay at the Closing the purchase price for the Company Shares as provided in
     Section 2(b) above.

               (viii) Brokers' Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

               (ix) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               (x) Debt Agreements. Buyer has provided to Seller true and correct copies of all agreements and instruments of Buyer under which Indebtedness (as defined in the Buyer Note) is outstanding or may be issued ("Debt Agreements").

           Section 4. Representations and Warranties Concerning the Company and its Subsidiaries. Seller represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule"), as the same may be amended pursuant to Section 5(d)(i) below.

           (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or good standing would not materially interfere with the ability of the Company and its Subsidiaries to conduct business or have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

           (b) Capitalization. The entire authorized capital stock of the Company consists of 500,000 shares of common stock, par value $.01 per share, of which 22,499 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights issued by the Company (or with respect to which the Company could be required to make payments or issue any capital stock).

           (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company or its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company or its Subsidiaries or
(ii) result in a breach of, constitute
a default under, result in the acceleration or termination in accordance with its terms of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company or its Subsidiaries is a party or by which any of them are bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. None of the Company or its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) under the HSR Act and (ii) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

           (d) Brokers' Fees. None of the Company or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

           (e) Title to Personal Properties. The Company and its Subsidiaries have good and marketable title to, or a valid and effective right to use, all of their respective personal properties, including all personal properties reflected on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet (except property disposed of subsequent to that date in the Ordinary Course of Business and except other immaterial items). Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security arrangement except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of the Company and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses. All leases pursuant to which the Company or any of its Subsidiaries leases any substantial amount of personal property are valid and effective in accordance with their respective terms.

           (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) if such Subsidiary is a corporation (A) its name and jurisdiction of incorporation, (B) the number of shares of authorized capital stock of each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, (D) the names of the holders of shares of each class of its capital stock, (E) the number of shares held by each such holder and (F) the number of shares of its capital stock held in treasury; and (ii) if such Subsidiary is a partnership (1) its name and jurisdiction of organization, (2) the names of the holders of its general and limited partner interests and (3) the percentage general or limited partner interest held by each such holder. All of the issued and outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding general and limited partner interests of each partnership Subsidiary of the Company have been duly authorized and are validly issued. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each corporate Subsidiary of the Company and one of the Company and its Subsidiaries owns each outstanding partner interest of each partnership Subsidiary of the Company, in each case free of all security interests, liens, charges, claims and encumbrances.

           (g) Financial Statements. The following financial statements are included in the Disclosure Schedule (collectively the "Financial Statements"):

               (i) the consolidated balance sheets and statements of earnings, changes in stockholders' equity and cash flows for the Company and its Subsidiaries as of and for the fiscal years ended April 3, 1995 and April 4, 1994, which have been audited by KPMG Peat Marwick LLP; and

               (ii) the consolidated balance sheet (the "Latest Balance Sheet") of the Company and its Subsidiaries as of February 5, 1996, which balance sheet has not been audited or reviewed by KPMG Peat Marwick LLP.

The Financial Statements referenced in clause (i) above have been prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and results of operations of the Company and its Subsidiaries as of and for the fiscal years ended April 3, 1995 and April 4, 1994. The Latest Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis and presents fairly the financial condition of the Company and its Subsidiaries as of February 5, 1996; provided, however, that the Latest Balance Sheet does not include footnotes and is subject to normal year-end audit adjustments. Neither the Company nor any of its Subsidiaries has any material liabilities of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except (i) liabilities disclosed in the Latest Balance Sheet; (ii) liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) liabilities referred to in the Disclosure Schedule and (iv) other liabilities which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

            (h) Events Subsequent to February 5, 1996.

               (i) Since February 5, 1996, neither the Company nor its Subsidiaries (A) has taken any material action outside the Ordinary Course of Business; (B) has borrowed any money; (C) become contingently liable for any borrowings of another Person (or guaranteed or become contingently liable for the performance of contractual obligations of another Person);
     (D) has failed to use its reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and other Persons with which it deals; or (E) has increased or committed to increase the salary or compensation of any officer.

               (ii) Since February 5, 1996, none of the Company or its Subsidiaries has engaged in any material practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business (other than the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, since that date:

                    (A) there has been no change made or authorized in the
            charter or bylaws of the Company or any of its Subsidiaries;

                    (B) none of the Company or its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                    (C) none of the Company or its Subsidiaries has declared,
            set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its capital stock;

                    (D) the Company and its Subsidiaries have not created,
            incurred, assumed or guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                    (E) none of the Company or its Subsidiaries has sold,
            leased, transferred or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                    (F) there has not been any material adverse change in the
            financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole (provided that no representation or warranty is made as to the decline in the performance of the business (including but not limited to the decline in comparable store sales) experienced to date, the circumstances or factors giving rise to such decline or any continuation of such decline, circumstances or factors in the future, all of which risks are being assumed by Buyer);

                    (G) there has not been any destruction, damage or loss
            (whether or not covered by insurance) to the assets or properties of the Company or its Subsidiaries which materially affects or impairs the ability of the Company and its Subsidiaries to conduct their business, taken as a whole;

                     (H) there has not been any mortgage or pledge of any
            material amount of the assets or properties of the Company or any of its Subsidiaries; and

                     (I) none of the Company or its Subsidiaries has committed
            to any of the foregoing.

            (i) Compliance with Law and Other Related Regulations. Except in the case of environmental, franchise and labor matters (which are exclusively covered by the representations and warranties contained in Sections 4(q), (x) and (y), respectively):

               (i) Each of the Company and its Subsidiaries is in compliance with all requirements of federal, state and local law and regulations, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it, except where failure to comply would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (ii) Neither the Company nor any of its Subsidiaries has received any written official notice or citation from any federal, state or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment or business procedures or practices contravenes or fails to comply in any material respect with any applicable federal, state or local law, ordinance, regulation, building or zoning law, or requirement of any public body, including but not limited to any federal, state or local law or regulations relating to health or safety matters or any OSHA requirements, except for notices or citations as to matters which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (iii) Without limiting the foregoing, each of the Company and its Subsidiaries has properly filed all material reports, paid all fees and obtained all material licenses, permits, certificates and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions and provisions of all such material licenses, permits, certificates and authorizations.

            (j) Tax Matters.

               (i) Each of the Company and its Subsidiaries has filed or been included in all federal, state and local, foreign and domestic, income, employment, franchise, transaction privilege, sales, use, property or other excise tax returns it was required to file or be included in, and has paid in full or adequately reserved for or will pay all taxes shown due thereon (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). Such tax returns and reports are correct in all material respects. Each of the Company and its Subsidiaries has paid or will pay in full any taxes for which a return or report may not be required, including all property taxes due through the date hereof.

               (ii) Section 4(j) of the Disclosure Schedule lists all Income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after March 31, 1992 that have been audited and indicates those Income Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer correct and complete copies of all U.S. federal Income Tax Returns, state Income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Company and its Subsidiaries since April 1, 1992.

               (iii) None of the Company or its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

               (iv) None of the Company or its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

            (k) Real Property; Certain Other Matters.

               (i) Section 4(k)(i) of the Disclosure Schedule lists all real property that any of the Company and its Subsidiaries owns. With respect to each such parcel of owned real property, except for matters which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole:

                     (A) the owner has good and marketable title to the parcel
            of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                     (B) there are no leases, subleases, licenses, concessions, or other agreements granting to any Person or Persons the right of use or occupancy of any portion of the parcel of real property; and

                     (C) there are no outstanding options or rights of first
            refusal to purchase the parcel of real property.

               (ii) Section 4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of the Company and its Subsidiaries. Seller has made available to Buyer copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule. Each lease and sublease listed in Section 4(k)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (iii) Neither the Company nor its Subsidiaries has received written notice from any landlord of any BEP Restaurant Property that the Company or any of its Subsidiaries is in default of any material terms, conditions, or provisions of any BEP Lease relating to the BEP Restaurant Properties (other than written notices received in the past as to alleged defaults which have been cured, waived or otherwise resolved). The BEP Leases represent the entire agreement between the Company or its Subsidiaries, as the case may be, and the respective landlords relating to the BEP Restaurants. The Company directly or through its Subsidiaries operates each BEP Restaurant Property in accordance with its authorized use.

               (iv) The buildings and material equipment, fixtures, furniture, furnishings and office equipment (and other material tangible personal assets and properties) of the Company and its Subsidiaries presently used in their respective businesses are in reasonable operating condition and in a state of reasonable maintenance and repair, normal wear and tear excepted. The equipment, fixtures and other tangible personal assets and properties located in the BEP Restaurants are reasonably sufficient to operate the business of the BEP Restaurants as currently operated.

               (v) The BEP Restaurants are served by public utilities which are adequate for the current use of the BEP Restaurants. All utility connection fees and use charges have been paid when due. The BEP Restaurants comply with all applicable building, fire and safety codes, subject to such exceptions as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. Seller does not have Knowledge of any existing or proposed plan to widen, modify or realign any street or highway adjoining any BEP Restaurant Property or any existing or proposed eminent domain proceedings or private purchase in lieu thereof of any BEP Real Property (or any portion thereof). Each of the BEP Restaurants is operational and open for business.

            (l) Intellectual Property.

               (i) Section 4(l) of the Disclosure Schedule identifies the following owned or used by any of the Company or its Subsidiaries: (A) patents and pending patent applications; (B) trademark, service mark and trade name registrations and applications therefor; (C) copyright registrations and applications therefor; and (D) licenses and similar agreements for the use of any intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, know-how and trade secrets, hereinafter collectively referred to as "Intellectual Property") to which any of the Company or its Subsidiaries is a party, either as licensee or licensor (other than licenses for the use of commercially available computer software and related documentation).

               (ii) The Company and its Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property necessary for the operation of their respective businesses and no written claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or, to the Knowledge of Seller, threatened in the last three years or is currently outstanding.

            (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following written contracts to which any of the Company and its Subsidiaries is a party on the date hereof:

               (i) any agreement the performance of which is expected to involve consideration in excess of $100,000;

               (ii) any agreement which relates to the granting of a franchise relating to the operation of a BEP Restaurant to a third party by the Company, its Subsidiaries or any Affiliate of the Company or Seller;

               (iii) any agreement which restricts or contains limitations on the ability of any of the Company or its Subsidiaries to freely conduct business anywhere in the world;

               (iv) any collective bargaining agreement;

               (v) any agreement with the Seller or its Affiliates (other than the Company and its Subsidiaries);

               (vi) any agreement for the employment of any individual on a full- time, part-time, consulting or other basis providing annual compensation in excess of $100,000; and

               (vii) any agreement which relates to the borrowing of money or the guarantee thereof.

Seller has made available to Buyer a correct and complete copy of each contract or other agreement listed in Section 4(m) of the Disclosure Schedule.

            (n) Litigation. Section 4(n) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to the Knowledge of Seller, threatened with, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation, if adversely determined, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

            (o) Employee Benefits. Section 4(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of them contributes.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the Company and its Subsidiaries taken as a whole; provided, however, the Company makes no representation or warranty as to compliance subsequent to the Closing.

               (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan that is intended to meet the requirements of Code
     Section 401(a) has (A) received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a), or (B) an application for such a determination letter for such plan has been timely filed within the remedial amendment period (as described in Section 401(b) of the Code) with respect to the Tax Reform Act of 1986, as amended, and subsequent federal legislation, or (C) such remedial amendment period for such plan has not yet expired.

               (iv) None of the Employee Benefit Plans set forth in Section 4(n) of the Disclosure Schedule is subject to Title IV of ERISA.

               (v) Seller has made available to Buyer true and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan. Seller has made available to Buyer historical cost data with respect to the provision of benefits to employees of the Company and its Subsidiaries under Seller's Employee Benefits Plans.

            (p) Bonds. Section 4(p) of the Disclosure Schedule identifies all bonds, guarantees, comfort letters and similar instruments currently maintained by or on behalf of the Company and its Subsidiaries.

                  (q) Environmental Matters. Except for (1) matters which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole and (2) matters relating to the presence or use of cleaning solvents and other substances normally used in the day-to-day operations of business such as the BEP Restaurants:

                      (i) the Company and its Subsidiaries have obtained all required permits, licenses, and other authorizations, if any, which are required under federal, state, regional, county, local and foreign statutes, codes, ordinances and other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, spilling, injecting, leaching, or disposing into the environment or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, discharge into the environment, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder ("Environmental Laws");

                      (ii) the Company and its Subsidiaries are in material compliance with all terms and conditions of all required permits, licenses, and authorizations, and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws;

                      (iii) there is no pending or, to the Knowledge of Seller, threatened civil or criminal litigation, notice of violation, warning letter, or administrative proceeding relating in any way to the Environmental Laws (including, without limitation, notices, demand letters, or claims under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), as amended by the Superfund Amendments Reauthorization Act of 1987 ("SARA"), the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right-to-Know Act of 1986, the Clean Water Act of 1977, and the Clear Air Act of 1966, all as amended, and similar foreign, state, or local laws) involving the Company or any of its Subsidiaries;

                      (iv) there have not been and there are not any past or present events, conditions, circumstances, activities, practices, incidents or actions which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, arrangement for disposal, transport, arrangement for transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under RCRA, CERCLA, SARA, or similar foreign, state, regional, county, or local laws; and

                      (v) to the Knowledge of Seller, no facts or circumstances exist with respect to the real property owned by the Company and its Subsidiaries which give rise to any liability based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous substance.

                  (r) Certain Business Relationships With the Company and its Subsidiaries. Except for matters which are treated in the purchase price adjustment to be made under Exhibit J and matters which are addressed by the Transition Services Agreement attached as Exhibit F, none of Seller or its Subsidiaries or other Affiliates (excluding for this purpose the Company and its Subsidiaries) owns any material asset, tangible or intangible, which is used in the business of, or provides any material service to, any of the Company or its Subsidiaries.

                  (s) Certain Employee Matters. None of Theodore Papit, Jack Davis and Don Martin, Jr. is an employee of the Company or its Subsidiaries.

                  (t) Accounts Receivable. The accounts receivable of the Company and its Subsidiaries have been acquired in the Ordinary Course of Business, are valid and enforceable and are fully collectible, subject to no known defenses, setoffs or counterclaims, except to the extent of any reserve reflected in the Latest Balance Sheet (as the same may be adjusted in the Ordinary Course of Business subsequent to the date of the Latest Balance Sheet consistent with past practice).

                  (u) Insurance. The Disclosure Schedule lists the insurance coverage for the Company and its Subsidiaries and all such insurance coverage is in full force and effect as of the date hereof.

                  (v) Minute Books. The minute books of the Company and each of its Subsidiaries accurately record all material actions taken by their respective shareholders and directors.

                  (w) Accuracy of Statements. Neither this Agreement nor the Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                  (x) Franchises. Seller has made available to Buyer a true and accurate copy of each BEP Franchise Agreement and each BEP Development Agreement to which the Company, its Subsidiaries or any Affiliate of the Company is a party. Neither the Company nor any of its Subsidiaries have received written notice from any franchisor or franchisee that the Company or any of its Subsidiaries is in default of any of the material terms, conditions, or provisions of any BEP Franchise Agreement or BEP Development Agreement. Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole:

                      (i) each such BEP Franchise Agreement and BEP Development Agreement is valid, binding and enforceable in accordance with its terms; each such BEP Franchise Agreement and BEP Development Agreement is in good standing and neither the Company nor any of its Subsidiaries is in default under any such agreement; and

                      (ii) each of the Company and its Subsidiaries which is a party to any such BEP Franchise Agreement or BEP Development Agreement has performed in all material respects its obligations under each such BEP Franchise Agreement and BEP Development Agreement in accordance with its terms. Neither the Company nor any of its Subsidiaries has any agreements or understandings (written or oral) with, or contractual obligations to, any franchisor or franchisee that will survive the Closing other than under the BEP Franchise Agreements and the BEP Development Agreements. All BEP Franchise Agreements and BEP Development Agreements comply in all material respects with all federal and state laws and regulations relating to franchising.

The foregoing notwithstanding, Seller makes no representations or warranties regarding the impact or effect of any actions which Buyer may take before or after the Closing or which the Company or its Subsidiaries may take after the Closing.

                  (y) Labor Matters. The Company and its Subsidiaries have complied with wage and hour determinations issued by the U.S. Department of Labor under the Service Contract Act of 1965 and the Fair Labor Standards Act in paying its employees' salaries, fringe benefits, and other compensation for the performance of work or other duties in connection with contracts with the U.S. government, and have complied with the requirements of the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Civil Rights Act of 1964 (Title VII), as amended, the Age Discrimination in Employment Act and state labor laws, except failures to comply with any such determinations, laws, rules or requirements which do not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) Financing. Buyer and its Affiliates will use their best efforts to obtain financing under that certain commitment letter with FFCA dated May 2, 1996 as soon as possible (and Seller will lend all assistance to Buyer that Buyer may reasonably request in this regard). Buyer and its Affiliates will use their best efforts in order to (i) assist FFCA in obtaining title insurance commitments with respect to the 39 properties listed in Exhibit B hereto as soon as possible and (ii) obtain landlord consents to FFCA's equipment financing. Seller will lend all assistance to Buyer that

Buyer may reasonably request in this regard. The foregoing notwithstanding, Seller shall not be required to assist Buyer by providing guarantees of borrowings, guarantees of performance under contracts or credit support or by making payments to third parties in exchange for consents. At or prior to the Closing, Buyer shall repay all outstanding principal and interest on its Series A 13% Subordinated Notes due 2003. Prior to the Closing, Buyer will provide to Seller true and correct copies of all new Debt Agreements and amendments to existing Debt Agreements.

                  (b) General. Subject to Section 5(a), each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below). Subject to Section 5(a), each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to third parties, and each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) use its reasonable efforts to obtain any third party consents that the other Party reasonably may request in connection with the matters referred to in Section 3(b)(iv) and Section 4(c) above. Subject to Section 5(a), each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file within 5 business days of the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will supply promptly any additional information and documentary material that may be requested in connection therewith, will use its reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                  (c)      Notice of Developments.

                           (i) Seller may elect at any time to notify Buyer in writing of any development causing a breach of any of its representations and warranties in Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 10 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(c)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, in each case to the extent of the disclosure contained in such written notice .

                           (ii) Each Party will give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(c)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  (d) Exclusivity. Neither Seller nor its Affiliates will solicit, initiate, or encourage the submission of any proposal or offer from any Person or enter into any discussions, negotiations or agreements relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange).

                  (e) Letters of Credit and Comfort Letters.

                      (i) The Parties agree and acknowledge that a portion of the face amount of the Letters of Credit identified on Exhibit C-1 hereto are attributable to the operations of the Company and its Subsidiaries and that the balance of the face amount of such Letters of Credit are attributable to the other operations of Seller and its Affiliates. Prior to the Closing, (A) Buyer and Seller shall contact the insurance carriers holding the Letters of Credit identified on Exhibit C-1 hereto and shall allocate the face amount thereof between Buyer and Seller in an equitable manner which is reasonably acceptable to the insurance carriers, (B) Buyer shall arrange for Letters of Credit to be posted with the appropriate insurance carriers having face amounts equal to its allocated portion of the face amount of the Letters of Credit identified on Exhibit C-1 hereto (such Letters of Credit to be issued by banks or other financial institutions reasonably acceptable to such insurance carriers and supported by customary counter-indemnities or similar arrangements between Buyer and the issuing banks or institutions) and (C) the parties shall take all actions necessary to cause the insurance carriers holding the Letters of Credit listed on Exhibit C-1 hereto to return such Letters of Credit to Seller or otherwise release Black-eyed Pea Restaurants, Inc. from liability in connection therewith (subject to receipt from Seller or Black-eyed Pea Restaurants, Inc. of replacement Letters of Credit having face amounts equal to its allocated portion of the face amount of the Letters of Credit listed on Exhibit C-1 hereto).

                      (ii) Pursuant to the terms of the comfort letters identified on Exhibit C-2 attached hereto, Seller will cause Unigate PLC to give written notice to Texas Commerce Bank N.A. of the transactions contemplated by this Agreement and the division of the Letters of Credit described in Section 5(e)(i) above.

                  (f) Covenants of Seller. Subject to Section 5(h) below, Seller agrees that, unless Buyer otherwise agrees in writing and except as set forth in the Disclosure Schedule, prior to the Closing Date:

                      (i) Truth of Representations and Warranties. Seller shall use reasonable efforts to assure that the Company and its Subsidiaries do not take any action which would render untrue in any material respect any of the representations or warranties of Seller herein contained, and Seller shall use reasonable efforts to assure that the Company or its Subsidiaries do not omit to take any action, the omission of which would render untrue in any material respect any such representation or warranty. If the Closing occurs, Buyer shall not have any right of action or remedy against Seller for breach of this Section 5(f)(i).

                           (ii) Preservation of Business. Seller shall cause the Company and its Subsidiaries to use their reasonable efforts to (i) preserve intact the present business organization of the Company and its Subsidiaries, (ii) preserve the present goodwill and relationships of the Company and its Subsidiaries with all Persons having business dealings with the Company or its Subsidiaries, and (iii) preserve and maintain in force all material licenses, registrations, franchises, patents, trademarks, copyrights, bonds and other similar rights of the Company and its Subsidiaries. Seller shall cause the Company and its Subsidiaries to refrain from entering into any employment agreements with any of their officers or management personnel which may not be cancelled without penalty upon notice not exceeding 90 days.

                           (iii) Ordinary Course. Seller shall use reasonable efforts to not cause or permit any of the Company and its Subsidiaries to engage in any material practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business. Seller shall use reasonable efforts to cause the Company and its Subsidiaries to operate their businesses only in the usual, regular and Ordinary Course of Business and to maintain all supplies, inventory, and consumables at levels commensurate with those customarily maintained by the Company and its Subsidiaries in the Ordinary Course of Business at each BEP Restaurant during comparable prior periods. Seller shall use reasonable efforts to cause the Company and its Subsidiaries to operate their businesses in material compliance with their contractual obligations. Without limiting the foregoing, Seller shall use reasonable efforts to assure that neither the Company nor any of its Subsidiaries (i) places a Security Interest on any property or assets, (ii) except in the Ordinary Course of Business, incurs any material obligation (contingent or otherwise), or purchases or acquires, or transfers or conveys, any material assets or properties or enters into any material transaction, or (iii) acquires any stock or other equity interest in any corporation, trust or other entity.

                           (iv) Books and Records. Seller shall cause the Company and its Subsidiaries to maintain their books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

                           (v) No Organic Change. Except as contemplated by this Agreement, Seller shall assure that neither the Company nor its Subsidiaries (i) amend their charter or by-laws, (ii) make any change in their capital stock by reclassification, subdivision, reorganization or otherwise, or (iii) merge or consolidate with any other corporation, trust or entity or change the character of their businesses.

                           (vi) No Issuance of Shares, Options or Other
         Securities. Seller shall assure that neither the Company nor its Subsidiaries (i) issue any shares of capital stock or (ii) grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

                           (vii) Compensation. Seller shall assure that neither the Company nor its Subsidiaries (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of the date of this Agreement, except in accordance with normal and customary practice, or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA, or except as disclosed in the Disclosure Schedule or as contemplated by this Agreement.

                           (viii) Dividends. Seller shall assure that neither the Company nor any of its Subsidiaries (i) declares, makes or pays any dividend or other distribution with respect to its capital stock or otherwise, (ii) purchases, redeems or otherwise acquires any shares of its capital stock, or (iii) transfers, distributes or pays, directly or indirectly, any assets or properties (other than money) to any shareholders of the Company or its subsidiaries, except in each case as otherwise permitted in this Agreement.

                           (ix) Right of Inspection. Seller shall cause the Company and its Subsidiaries to make available to Buyer, FFCA and their representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of the Company or any of its Subsidiaries) and the consolidated financial statements of the Company and allow Buyer, FFCA and their representatives the right to make whatever copies of such materials they require, and Seller shall cause the Company to permit Buyer, FFCA and their independent accountants to audit or make such audit tests respecting the accounts of the Company and its Subsidiaries as Buyer, FFCA or their accountants consider appropriate.

                           (x) Entry Into Obligations. Seller shall assure that the Company and its Subsidiaries do not (i) enter into any lease, contract, agreement or other obligation with any Person other than contracts for the sale of products or services and contracts for the purchase of supplies or services in the Ordinary Course of Business (or, whether or not in the Ordinary Course of Business, which involve obligations in excess of $100,000 (but excluding food purchases made in the Ordinary Course of Business)), (ii) enter into any amendment, modification, termination, extension or any other change of any of the BEP Leases or any other presently existing material lease, contract, agreement or other contractual obligation, or (iii) enter into any service agreements, maintenance agreements, contracts or other arrangements relating to the operation or maintenance of the BEP Restaurants other than in the Ordinary Course.

                           (xi) Confidentiality. Seller shall assure that the Company and its Subsidiaries do not reveal, orally or in writing, to any Person, other than Buyer, FFCA and their representatives, any of the confidential business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature.

                           (xii) Maintenance of Insurance. Seller shall cause the Company and each of its Subsidiaries to maintain in force through the Closing Date all of the insurance policies listed in the Disclosure Schedule and to refrain from making any change in any insurance coverage; provided that Seller may replace or renew such coverage with coverage that is substantially comparable.

                           (xiii) Maintenance of Assets and Properties. Seller shall use reasonable efforts to cause the Company and each of its Subsidiaries to keep the premises occupied by it and all of the equipment and other tangible assets and personal property of the Company and its Subsidiaries in substantially the same condition as on the date of this Agreement. Seller shall assure that the Company and its Subsidiaries do not remove any personal property from the BEP Restaurants unless same are replaced with similar items of at least equal quality prior to the Closing Date. Seller shall assure that the Company and its Subsidiaries do not sell or permit to be sold or otherwise transferred or disposed of any material item or group of items constituting personal property, except food, beverage and other items sold in the Ordinary Course of Business. Seller shall assure that the Company and its Subsidiaries do not convey any ownership or leasehold interest in the BEP Restaurants.

                           (xiv) Satisfaction of Obligations and Liabilities. Seller shall use reasonable efforts to cause the Company and each of its Subsidiaries to (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, other than immaterial items disputed in good faith by Seller or other items disputed with the written approval of Buyer, (ii) maintain in all material respects and perform in all material respects its obligations under all agreements and contracts to which it is bound in a manner consistent with past practice, and (iii) comply in all material respects with all requirements of applicable federal, state and local laws, regulations and rules in a manner consistent with past practice. Seller shall cause the Company and its Subsidiaries to pay or cause to be paid in full when due all bills and invoices for labor, goods, materials, services and utilities of any kind relating to the BEP Restaurants which were contracted for by the Company or any of its Subsidiaries or which were delivered to or performed on the BEP Restaurants other than immaterial items disputed by Seller or other items disputed with the written approval of Buyer.

                  (g) Section 338(h)(10) Election. At Seller's request, Buyer and Seller will join in the filing of an election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Company Shares hereunder. At Seller's request, Buyer will join Seller in making corresponding elections under any state, local or foreign tax law. Seller shall prepare all such elections, including forms required to be filed in order to make such elections. Seller shall pay or indemnify Buyer against any tax liabilities arising from the making of any elections under this Section 5(g).

                  (h) Permitted Actions of Seller. Notwithstanding anything to the contrary herein, Buyer expressly agrees that Seller, the Company and their Subsidiaries shall not be prohibited from, or need Buyer's written consent to, take any of the actions set forth on Exhibit K attached hereto prior to the Closing.

                  (i) Audited Financial Statements. Seller will use its best efforts to furnish the audited consolidated financial statements for the Company and its Subsidiaries to Buyer prior to the Closing, but in no event later than July 10, 1996.

                  Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Transition. Neither Seller nor its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

                  (d) Name Changes. Seller covenants that, within 5 days following the Closing Date, Black-eyed Pea Restaurants, Inc. will change its name to CB Restaurant Holdings, Inc. and Management Corp. will change its name to CB Management Corp. (or other names not containing the words "Black-eyed Pea").

                  (e) Prepayment of Buyer Note. To the extent permitted by the Credit Agreement, Buyer will use its reasonable efforts to pay the outstanding principal amount of the Buyer Note plus all accrued and unpaid interest thereon prior to maturity.

                  (f) Returns for Periods Through the Closing Date. Seller shall cause Black-Eyed Pea Restaurants, Inc. to include the income of the Company and its Subsidiaries (including any deferred income triggered into income by Reg. Section1.1502-13 and Reg. Section1. 1502-14 and any excess loss accounts taken into income under Reg. Section1.1502-19) on its consolidated federal Income Tax Returns for all periods through the Closing Date and pay any federal Income Taxes attributable to such income. The Company and its Subsidiaries will furnish Income Tax information to Seller for inclusion in Black-eyed Pea Restaurant, Inc.'s federal consolidated Income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date. Notwithstanding the provisions of Section 8 hereof, Seller agrees to indemnify Buyer for any Income Taxes paid by the Company or Buyer attributable to tax years in which any of the Company and its Subsidiaries was a member of Black-eyed Pea Restaurants, Inc.'s consolidated federal Income Tax Returns.

                  (g) Mutual Cooperation. Seller or one of its Affiliates shall be responsible for handling the pending U.S. tax audits of Black-eyed Pea Restaurants, Inc. Buyer, the Company and its Subsidiaries will cooperate fully with Seller in connection with Seller's defense of any audit, proceeding or litigation with respect to any Income Tax Returns filed pursuant to Section 6(f). Such cooperation shall include the retention and (upon Seller's request) the provision of records and information which are reasonably relevant to any such audit, proceeding or litigation and making employees available on a mutually convenience basis to provide additional information and explanation of any material provided hereunder.

                  (h)      Employees and Employee Benefit Plans.

                           (i) Effective as of the Closing Date, each employee and former employee of the Company and its Subsidiaries shall cease participation in all Employee Benefit Plans of the Company, Seller or any Subsidiary of Seller.

                           (ii) Effective as of the Closing Date, Buyer shall cover each employee and former employee of the Company and its Subsidiaries under workers' compensation programs and/or policies of the Buyer existing as of the Closing Date. Buyer shall assume, bear and discharge all liabilities for, and administration of, workers' compensation benefits in connection with all claims of, or attributable to, employees and former employees of the Company and its Subsidiaries whether such claims arise or arose prior to, on or after the Closing Date.

                           (iii) Effective as of the Closing Date, Buyer shall cover each employee and former employee of the Company and its Subsidiaries who is covered under Employee Welfare Benefit Plans of the Company, Seller or any

         Subsidiary of Seller immediately prior to the Closing Date under Employee Welfare Benefit Plans of Buyer, including but not limited to health, disability, and life insurance plans, existing as of the Closing Date (or similar plans implemented after the Closing Date) which Buyer makes generally available to all of its other employees on a non-discriminatory basis. With respect to each Employee Welfare Benefit Plan of Buyer, employment with the Company, Seller and each Subsidiary of Seller prior to the Closing Date shall be considered as employment with Buyer for all purposes, including for purposes of eligibility to participate, eligibility to receive benefits, waiting and elimination periods, and preexisting condition limitation periods. Each such Employee Welfare Benefit Plan of Buyer shall credit employees and former employees of the Company and its Subsidiaries with their deductibles and co-payments paid as of the Closing Date for the current calendar year under Seller's or any Subsidiary of Seller's Welfare Benefit Plans. Buyer shall assume, bear and discharge all liabilities with respect to covered eligible welfare expenses that are incurred by each such employee and former employee (to the extent such former employees were covered under Seller's Employee Welfare Benefit Plans prior to the Closing Date) and his covered dependents with respect to Incidents occurring prior to, on and after the Closing Date. For purposes of this Section 6(h)(iii), "Incident" includes, without limitation, death, accident, disability, injury and disease. Seller shall cooperate with Buyer to the extent reasonably necessary for Buyer to administer or cause to be administered such claims.

                           (iv) Within 60 days of the Closing Date, Buyer or one of its Affiliates shall offer employment to those Persons listed on Exhibit D hereto that Buyer, in its sole discretion, deems appropriate. Seller shall not take any action that is designed or intended to have the effect of discouraging any such persons from accepting such offer of employment. With respect to those Persons listed on Exhibit D, if any, that Buyer or one of its Affiliates employs within 60 days of the Closing Date, the provisions of Sections 6(h)(i) through (iii) above shall apply as of the date on which each such Person begins his or her employment with Buyer or one of its Affiliates.

                           (v) Buyer shall indemnify Seller (and each Subsidiary of Seller) from and against any and all Adverse Consequences that Seller (or any of its Subsidiaries) suffers as a result of (a) any failure of Buyer to discharge its obligations in accordance with this
         Section 6(h) (including any such failure of Buyer's claims administrator or any other party engaged by Buyer to assist it in connection with the proper discharge of Buyer's obligations herein), or
         (b) any welfare benefit claim subject to the provisions of Section 6(h)(iii), or any workers' compensation or other benefit claim subject to Section 6(h).

                  (i) Uniform Franchise Offering Circular. Seller will cause Management Corp. (or the Company) to prepare the Uniform Franchise Offering Circular with respect to the Company for 1996 in accordance with its past practice and in a manner to ensure timely filing.

                  Section 7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of Seller herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby;

                           (ii) Seller shall have in all material respects performed all obligations and agreements and complied in all material respects with all its covenants and conditions contained in this Agreement to be performed and complied with by it or on or prior to the Closing Date;

                           (iii) there shall be no material adverse change in the business, properties or financial condition of the Company and its Subsidiaries taken as a whole (other than any material adverse change resulting from or relating to (A) the decline in the performance of the business (including but not limited to the decline in comparable store sales) experienced to date, the circumstances or factors giving rise to such decline or any continuation of such decline, circumstances or factors in the future, (B) any pending or threatened litigation by or on behalf of franchisees or (C) any actions taken or announced by Buyer in connection with the transactions contemplated by this Agreement or any reaction of employees or business relations of the Company or its Subsidiaries to the transactions contemplated by this Agreement, all of which risks are being assumed by the Buyer);

                           (iv) (A) no action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit (or which seeks substantial damages as a result of or in connection with the transactions contemplated by this Agreement) and which would in the reasonable judgment of Buyer make it inadvisable to consummate such transactions (provided, however, that the obligation of Buyer to consummate the Closing shall not be conditioned on, and the closing condition contained in this clause
         (iv)(A) shall not be triggered by, any action or proceeding pending or threatened by or on behalf of franchisees) and (B) no court order shall have been entered in any action or proceeding instituted by any other Person which enjoins, restrains or prohibits the consummation of the transactions contemplated by this Agreement;

                           (v) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

                           (vi) Buyer and FFCA shall have obtained title insurance commitments with respect to the 39 properties identified on Exhibit B hereto and such commitments, taken as a whole, shall be reasonably satisfactory to FFCA;

                           (vii) Buyer and FFCA shall have received consents in reasonable and customary form from the landlords of at least 60% of the 63 properties listed on Exhibit E hereof;

                           (viii) Seller shall have executed the Transition Services Agreement in form and substance as set forth in Exhibit F attached hereto;

                           (ix) the Company and its Subsidiaries shall have at least $5.03 million in cash (plus any amounts constituting Store Change Funds); provided, however, that if the sale of the restaurant site in Midlothian, Virginia has not been completed prior to the Closing Date (or if such sale has been completed and Seller has not caused the Company to distribute the proceeds thereof to Seller), then this closing condition shall be modified to require that the Company and its Subsidiaries shall have at least $4.18 million in cash at the Closing (plus any amounts constituting Store Change Funds);

                           (x) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Buyer, and dated as of the Closing Date;

                           (xi) Buyer shall have received from Seller a certificate of the president and secretary of Seller, dated the date of the Closing Date, certifying that the closing conditions set forth in Sections 7(a)(i), (ii) and (ix) are satisfied; and

                           (xii) all other documents required to be delivered by Seller, the Company or its Subsidiaries under this Agreement at or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

Buyer may waive any condition specified in this Section 7(a).

                  (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of Buyer herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby;

                           (ii) Buyer shall have in all material respects performed all obligations and agreements and complied in all material respects with all its covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date;

                           (iii) no action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit (or seeks substantial damages as a result of or in connection with the transactions contemplated by this Agreement) and which would in the reasonable judgment of Seller make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other Person which enjoins, restrains or prohibits the consummation of the transactions contemplated by this Agreement;

                           (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

                           (v) Buyer or its Affiliates shall have offered employment to the Management Corp. employees listed on Exhibit D attached hereto;

                           (vi) Buyer shall have executed and delivered the Buyer Note, the Warrant and the Registration Rights Agreement;

                           (vii) At or prior to the Closing, Buyer shall have repaid all outstanding principal and interest on its Series A 13% Subordinated Notes due 2003 and Buyer shall have amended the terms of its Series B 13% Subordinated Notes due 2003 in accordance with the letter agreement attached as Exhibit M;

                           (viii) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Seller, and dated as of the Closing Date;

                           (ix) None of the Debt Agreements as in effect at the time of the Closing shall be more restrictive on the ability of Buyer to perform its obligations under the Buyer Note (including its ability to borrow thereunder in order to pay the Buyer Note) than the Debt Agreements in effect on the date of this Agreement without the consent of Seller, such consent not to be unreasonably withheld;

                           (x) Seller shall have received from Buyer a certificate of the president and secretary of Buyer, dated as of the Closing Date, certifying that the closing conditions set forth in Sections 7(b)(i), (ii), (v), (vi) and (vii) are satisfied; and

                           (xi) all other documents required to be delivered by Buyer under this Agreement at or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

Seller may waive any condition specified in this Section 7(b).

                  Section 8. Remedies for Breaches of This Agreement.

                  (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Sections 3 and 4 above shall survive the Closing hereunder and shall continue in full force and effect for a period of one year thereafter.

                  (b) Indemnification Provisions for Benefit of Buyer.

                           (i) In the event that (A) Seller breaches any representation or warranty contained herein and (B) Buyer makes a written claim for indemnification against Seller with respect thereto within one year after the Closing (which written claim shall specify in reasonable particulars the basis of the breach being asserted and, to the extent then determinable, a calculation of any Adverse Consequences which Buyer claims to suffer as a result thereof), then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer suffers which are proximately caused by the breach; provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of Seller contained in Section 4 above unless and until Buyer has suffered Adverse Consequences in excess of a $250,000 deductible per occurrence (after which point Seller will be obligated only to indemnify Buyer from and against further Adverse Consequences associated with the occurrence in question).

                           (ii) Seller shall indemnify Buyer and its Affiliates from and against any Adverse Consequences which they suffer in connection with any action, suit or proceeding brought by any franchisee of the Company or its Subsidiaries if and to the extent that such action, suit or proceeding seeks relief in respect of actions or omissions which occur prior to the Closing; provided that (A) a $250,000 per occurrence deductible shall apply to indemnification claims under this Section 8(b)(ii); (B) Seller shall not be obligated to indemnify Buyer or its Affiliates in respect of any actions or omissions of Buyer or its Affiliates at any time before or after the Closing or any actions or omissions of the Company or its Subsidiaries after the Closing; and (C) Seller shall not be obligated to indemnify Buyer or its Affiliates in respect of any actions, suits or proceedings if and to the extent they relate to the identity, finances or business strategy of Buyer or its Affiliates.

                           (iii) Any indemnification for Adverse Consequences suffered by Buyer or its Affiliates shall first be paid by reducing the outstanding principal amount of the Buyer Note; provided, however, that no such reduction shall occur unless (A) Buyer has made its claim for indemnification in accordance with this Section 8(b) and (B) Seller has agreed to such claim or, if Seller does not so agree, Buyer has obtained a judgement in favor of Buyer from a court of competent jurisdiction. Buyer and its Affiliates shall not be entitled to payment in cash for any claim for indemnification unless and until (C) the principal amount of the Buyer Note has been repaid and/or canceled in full (or reduced to zero pursuant to this Section 8(b)(iii)) or (D) Seller has transferred the Buyer Note to any Person (which is not an Affiliate of Unigate PLC).

                           (iv) Notwithstanding anything to the contrary herein, Buyer and its Affiliates shall not be entitled to indemnification in respect of any breach of the representations and warranties contained in Section 4(k) above unless and until Buyer and FFCA have used reasonable efforts to collect or recover under all Applicable Title Policies (as defined below), and the Adverse Consequences (if any) for which Seller is obligated to indemnify Buyer hereunder shall be reduced by all amounts, if any, paid to or collected by Buyer or FFCA under such polices at any time. As used in this Agreement, "Applicable Title Policies" means with respect to a particular BEP Restaurant Property all title insurance policies of which Buyer, FFCA, the Company or any of its Subsidiaries is holder or beneficiary.

                           (v) Notwithstanding anything to the contrary herein, Seller shall not have any obligation to indemnify Buyer or its Affiliates from and against any Adverse Consequences to the extent the aggregate Adverse Consequences Buyer and its Affiliates have suffered exceed a $25 million aggregate ceiling (after which point Seller will have no obligation to indemnify Buyer or its Affiliates from and against any further such Adverse Consequences). The $25 million aggregate ceiling covers all Adverse Consequences from all matters (i.e., it is not a per occurrence ceiling).

                  (c)      Indemnification Provisions for Benefit of Seller.

                           (i) In the event (A) Buyer breaches any
         representation or warranty contained in Section 3 above and (B) Seller makes a written claim for indemnification against Buyer with respect thereto within one year after the Closing (which written claim shall specify in reasonable particulars the basis of the breach being asserted and, to the extent then determinable, a calculation of any Adverse Consequences which Seller claims to suffer as a result thereof), then Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller suffers through and after the date of the claim for indemnification proximately caused by the breach.

                           (ii) Buyer shall indemnify Seller and its Affiliates from and against any Adverse Consequences which they may suffer in connection with any action, suit or proceeding brought by any franchisee of the Company or its Subsidiaries if and to the extent such action, suit or proceeding seeks relief (A) in respect of acts or omissions of the Company or its Subsidiaries at any time after the Closing or acts or omissions of Buyer or its Affiliates at any time before or after the Closing or (B) as a result of the identity, finances or business strategy of Buyer or its Affiliates; provided, however, that a $250,000 per occurrence deductible shall apply to indemnification claims under this Section 8(c)(ii).

                           (iii) Except in the case of matters for which Buyer is entitled to indemnification from Seller under Section 8(b) above, in the event that Seller or any of its Affiliates are named as a party to any action, suit or proceeding arising from, relating to or in connection with any actions or omissions of the Company or its Subsidiaries (whether before or after the Closing Date), then Buyer shall fully indemnify and hold harmless Seller and its Affiliates from all Adverse Consequences in connection therewith.

                           (iv) Notwithstanding anything to the contrary herein, Buyer shall not have any obligation to indemnify Seller or its Affiliates from and against any Adverse Consequences to the extent the aggregate Adverse Consequences Seller and its Affiliates have suffered exceed a $25 million aggregate ceiling (after which point Buyer will have no obligation to indemnify Seller or its Affiliates from and against any further such Adverse Consequences). The $25 million aggregate ceiling covers all Adverse Consequences from all matters (i.e., it is not a per occurrence ceiling).

                  (d)      Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is materially prejudiced by such failure.

                           (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld or delayed).

                           (v) In the event that any Party suffers damage or loss in respect of which it has or makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

                  (e) Treatment. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  Section 9.        Termination.

                  (a) Termination of Agreement. This Agreement may be terminated as provided below:

                           (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that (A) Seller has within the previous 10 business days given the Buyer any notice pursuant to Section 5(c)(i) above and (B) the development that is the subject of the notice (taken together with developments which were the subject of any previous notices pursuant to
         Section 5(c)(i)) has had a material adverse effect upon the Company and its Subsidiaries taken as a whole (other than any material adverse effect resulting from or relating to (1) the decline in the performance of the business (including but not limited to the decline in comparable store sales) experienced to date, the circumstances or factors giving rise to such decline or any continuation of such decline, circumstances or factors in the future, (2) any pending or threatened litigation by or on behalf of franchisees or (3) any actions taken or announced by Buyer in connection with the transactions contemplated by this Agreement or any reaction of employees or business relations of the Company or its Subsidiaries to the transactions contemplated by this Agreement, all of which risks are being assumed by the Buyer);

                           (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event that (1) Seller has breached any representation, warranty or covenant contained in this Agreement, (2) such breach would have a material adverse effect on the Company and its Subsidiaries taken as a whole, (3) Buyer has notified Seller in writing of such breach and (4) such breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1996 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement); and

                           (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event that (1) Buyer has breached any representation, warranty or covenant contained in this Agreement, (2) such breach would have a material adverse effect on Buyer, (3) Seller has notified Buyer in writing of such breach, and (4) such breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement).

                  (b) Effect of Termination. If either Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party which has committed a willful breach hereof or any Party which fails to consummate the Closing notwithstanding the fact that (1) all of the conditions running in its favor under Section 7 hereof have been satisfied and (2) all of the conditions running in the favor of the other Party under Section 7 have been satisfied or waived); provided, however, that the Confidentiality Agreement shall survive termination.

                  Section 10.  Miscellaneous.

                  (a) Certain Understandings of Buyer. Buyer acknowledges (i) that in the course of its independent investigation of the Company, it examined the information contained in the draft Confidential Offering Memorandum (the "Offering Memorandum") and attended presentations conducted by management of the Company (the "Presentations"), (ii) Buyer is not relying on the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations in its decision to enter into this Agreement and purchase the Company Shares hereunder, and (iii) that Seller makes no representation or warranty concerning the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, the regulations of the SEC, the London Stock Exchange or the American Stock Exchange or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to consult the other Party prior to making the disclosure).

                  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) Entire Agreement. This Agreement (including the exhibits and schedules hereto referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the letter agreement between Buyer and Schroder Wertheim & Co. Incorporated concerning confidentiality (the "Confidentiality Agreement") shall continue in effect.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that any Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder); and provided further, however, that Buyer may assign to FFCA its rights to pursue remedies against the Seller under this Agreement in respect of the representations and warranties contained in Sections 4(e), (i),
(k), (n) and (q).

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Seller:                          Copy to:

         BEP Holdings, Inc.                     Kirkland & Ellis
         8115 Preston Road                      200 East Randolph Drive
         Dallas, TX  75225                      Chicago, IL  60601
         Attn: President                        Attn: Carter W. Emerson

         With a copy to Unigate PLC:            Copy to:

         Unigate House                          Kirkland & Ellis
         Wood Lane                              200 East Randolph Drive
         London W12 7RP                         Chicago, IL 60601
         England                                Attn: Carter W. Emerson
         Attn: Secretary

         If to Buyer:                           Copy to:

         DenAmerica Corp.                       O'Connor, Cavanagh, Anderson,
         7373 North Scottsdale Road             Kilingsworth & Beshears P.A.
         Scottsdale, AZ  85253                  One East Camelback
         Attn: President                        Phoenix, AZ  85012
                                                Attn:  Robert S. Kant

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Confidentiality. Following the Closing, Seller and its Affiliates shall maintain the confidentiality of all nonpublic information concerning the Company and its Subsidiaries; provided that Seller and its Affiliates shall be entitled to use and/or disclose relevant portions of such information for tax, accounting and financial reporting purposes and in connection with the enforcement of their rights under this Agreement.

                                   * * * * * *

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       DENAMERICA CORP.

                                       By:
                                           -------------------------------
                                             Title:

                                       BEP HOLDINGS, INC.

                                       By:
                                           -------------------------------
                                             Title: